GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

June 27, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Receives Strong Upgrade by Respected Research Firm

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is pleased to announce a well-respected firm, TRI-STATE Capital (TSC), has upgraded their equity rating on Golden Patriot. This strong upgrade comes at a time when Golden Patriot is financially prepared to begin drilling on the large Lucky Boy Uranium Prospect in Gila County, Arizona. Currently, uranium prices are approaching record highs.

TSC is noted for their work with, account executives, analysts, portfolio managers, institutions, venture capital investors, individual investors and the media. To view the entire independent research report, please click on the attached URL: http://www.otclive.com.

Mr. Brad Rudman, President of Golden Patriot, states, "We are honored to have a quality independent research firm review our overall operations, progress and to provide the resulting upgrade in our stock. This offers further confirmation to our shareholders that our company is headed in the right direction". Mr. Rudman further stated, "We have the cash on hand to move our uranium project ahead and have already begun our radiometric surveys. We hopefully look forward to receiving positive results from our survey and beginning production as soon as possible."

Golden Patriot has interests in mineral properties involving uranium and gold mining. As it stands, Golden Patriot is one of if not the smallest market capitalized companies that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.